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                                                                   EXHIBIT 10.18
                                                                    Confidential

                                  July 7, 2000

Spencer A. McClung, Jr.
2700 Pennsylvania Avenue
Santa Monica, CA 90404


         RE:      CONTINUED EMPLOYMENT AGREEMENT

Dear Spencer:

         Pursuant to our recent discussions, this letter sets forth the terms of your continued employment with Launch Media, Inc. (the "Company").

         1. Position. You will continue to be employed by the Company as its Executive Vice President, Advertising Sales & Business Development, reporting to the CEO and President. You accept continued employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company.

         2. Term of Employment. Your employment with the Company is for no specified period, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

         3. Compensation. You will be compensated by the Company for your services as follows:

             (a) Salary and Benefits. You will continue to receive your current base salary and employee fringe benefits.

             (b) Stock Options. Concurrently herewith, you will be granted an option to purchase 150,000 shares of the Company's common stock under the Company's stock option plan at an exercise price equal to the fair market value of that stock on the grant date. Provided you remain employed by the Company, this option will vest over a four-year period. Your option will be governed by and subject to the terms and conditions of the Company's standard form of stock option agreement, which you will be required to sign in connection with the issuance of your option.

             (c) Change of Control Bonus: In the event of a Change of Control (as defined below), you will receive the following:

                  (i) upon the closing of the Change of Control, you will receive a bonus payment of $500,000, less applicable withholding; and


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Spencer A. McClung, Jr.
[Date]
Page 2


                  (ii) the Company will loan you the sum of $1 million, which loan will bear interest at the minimum rate necessary to avoid the imputation of interest, and will be secured by appropriate security as agreed to by you and the Company; the loan will be conditioned upon your execution of an appropriate form of promissory note and security agreement; and

                  (iii) if you remain an employee of the Company in good standing throughout the one-year period following the Change of Control, the Company will forgive the loan described in subsection (ii), including all principal and accrued interest on the following issues: 50% of principal and interest after six (6) months and the balance at twelve (12) months. The Company will also forgive all other outstanding loans made to you by the Company as of the date hereof that currently total approximately $380,000. Such loans will be forgiven 25% on each January 15 beginning January 15, 2001 and ending on January 15, 2004; provided, however, that any remaining balance on such loans will be forgiven upon your termination of employment for any reason. The Company agrees that the above schedule for the forgiveness of loans shall apply to the currently outstanding loans regardless whether the loan upon a Change of Control is provided.

                  (iv) This subparagraph (c) will terminate and be of no further legal effect if a Change of Control does not occur within twelve months following the date of this Agreement or at such time as the Company's trading window for senior officers opens. Notwithstanding the foregoing, this paragraph shall not apply to the forgiveness of the approximately $380,000 in loans described in subparagraph (c) (iii) above.

                  (v) Additional Payment upon Change of Control

                           (A) In the event that any payment or benefit received
or to be received by Employee pursuant to this Agreement (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision (the "Excise Tax"), the Company shall pay to Employee within ninety (90) days of the date Employee becomes subject to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of (1) any Excise Tax on the Payments and (2) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Payments; provided, however, that in no event shall the amount of the Gross-Up Payment exceed $1,000,000.


                           (B) For purposes of determining whether any of the
Payments will be subject to the Excise Tax and the amount of such Excise Tax:


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Spencer A. McClung, Jr.
[Date]
Page 3


                                    (I) Any other payments or benefits received
or to be received by Employee in connection with transactions contemplated by a Change in Control event or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as "parachute payments" within the meaning of Section 280G of the Code or any similar or successor provision, and all "excess parachute payments" within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the mutual opinion of tax counsel selected by the Company and tax counsel selected by Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part), not subject to the Excise Tax.


                                    (II) The amount of the Payments which shall
be treated as subject to the Excise Tax shall be equal to the total amount of the Payments.


                                    (III) The value of any non-cash benefits or
any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code.


                           (C) For purposes of determining the amount of the
Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.


                           (D) In the event that the Excise Tax is subsequently
determined to be less than the amount taken into account hereunder, Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.


                           (E) In the event that the Excise Tax is determined to
exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall


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Spencer A. McClung, Jr.
[Date]
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make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined, subject to the limitation contained in Paragraph 3(c)(v)(A).

             (d) Loan and Stock Purchase. In the event that a Change of Control does not occur within twelve months following the date of this Agreement, or on the date that the Company's trading window for senior officers first opens prior to the expiration of such 12 month period, the Company will loan you the sum of $1.5 million of which $1 million must be used by you solely for the purpose of purchasing Company stock in market transactions, except as provided below. The loan will bear interest at the minimum rate necessary to avoid the imputation of interest, and will be secured by the stock purchased with the loan proceeds or other security as agreed to by you and the Company. The loan will be non-recourse except as to 25% of the principal amount which will be full recourse. The loan will be conditioned upon your execution of an appropriate form of promissory note and security agreement. If you are unable to purchase shares, using the loan proceeds, at a price of $10 or less in market transactions, the Company will sell you that number of shares you are unable to purchase at a price of $10 or less in market transactions at a price equal to $10 per share.

         4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination, and any loan made to you by the Company pursuant to this Agreement will become due and payable within ninety days after such termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 30 days' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date. Notwithstanding the foregoing, the release referenced above will not extinguish any unfulfilled contractual obligation of the Company to you, including without limitation, indemnification obligations. Concurrently, the Company will provide a similar release to you.

         5. Other Termination. Your employment may be terminated under the circumstances set forth below.

             (a) Termination for Cause: If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause, and any loan made to you by the Company pursuant to this Agreement will become due and payable immediately.


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Spencer A. McClung, Jr.
[Date]
Page 5


         For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any improper action by you which has a material detrimental effect on the Company's reputation or business; or (iv) your conviction (including any plea of guilty or no contest) for any felony that impairs your ability to perform your duties under this Agreement.

             (b) Termination Without Cause/Resignation for Good Reason: If your employment is terminated by the Company without cause (and not as a result of your death or disability) or if you resign from your employment with the Company for Good Reason (as defined below), and if you sign a general release of known and unknown claims in form satisfactory to the Company, the Company will forgive any outstanding loans made to you pursuant to Paragraph 3(c) or (d), including all principal and accrued interest.

         6.       Change of Control/Good Reason.

             (a) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if:

                           (i) any "person" (as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
Act), directly or indirectly, of securities of the Company representing 30% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or

                           (ii) the Company (A) is party to a merger,
consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or
(B) sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated).

             (b) For purposes of this Agreement, "Good Reason" means any of the following conditions, which condition(s) remain(s) in effect 10 days after written notice to the Board from you of such condition(s):

                           (i) a decrease in your base salary and/or a material
decrease in any of your employee benefits;


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Spencer A. McClung, Jr.
[Date]
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                           (ii) an adverse change in your title, authority or
duties, as measured against your title, authority or duties immediately prior to such change; or

                           (iii) the relocation of your workplace for the
Company to a location that is more than 50 miles from the location of your current workplace for the Company.

         7. Confidential and Proprietary Information. As a condition of your continued employment, and if you have not already done so, you agree to sign the Company's standard form of employee confidentiality and assignment of inventions agreement.

         8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Los Angeles County, California. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief.

         9. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

         10. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement. In the event that this Agreement is assigned by the Company to another party, prior to the assignment being effective, the assignee will be required to execute a formal assumption agreement pursuant to which it expressly assumes this Agreement and delivers the assumption agreement to you.

         11. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

         12. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.


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Spencer A. McClung, Jr.
[Date]
Page 7


         Spencer, we look forward to continuing to work with you at Launch Media. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

                                   Sincerely,

                                   Launch Media, Inc.


                                   By:    /s/ Robert D. Roback
                                        --------------------------------
                                          Robert D. Roback
                                          President





         I agree to and accept continued employment with Launch Media, Inc. on the terms and conditions set forth in this Agreement.


         Date:  July _7__, 2000          /s/ Spencer A. McClung, Jr.
                                   --------------------------------------------
                                           Spencer A. McClung, Jr.